NONELECTIVE DEFERRED COMPENSATION AGREEMENT

Effective January 1, 2005

THIS AGREEMENT, entered into as of the first day of January, 2005, by and between Sizeler Property Investors, Inc., a Maryland corporation qualified as a real estate investment trust ("SPI"), with principal offices at 2542 Williams Boulevard, Kenner, Louisiana, and Guy M. Cheramie, an individual residing in New Orleans, Louisiana ("Executive").

R E C I T A L

SPI wishes to provide for compensation that will become payable to Executive upon his retirement or other termination of employment with SPI, provided Executive satisfies certain conditions.

NOW, THEREFORE, SPI and Executive agree as follows:

Section 1. Definitions

1.1 The following definitions shall apply for the purposes of this Agreement:

1.2 "Adverse Circumstances" shall have the meaning set out in the Appendix to this Agreement.

1.3 "Agreement" shall mean the agreement set out in this document, as it may be amended from time to time.

1.4 "Account" shall mean the bookkeeping account established for Executive under this Agreement.

1.5 "Change in Control" shall have the meaning set out in the Appendix to this Agreement.

1.6 "Committee" shall mean the Compensation Committee of the Board of Directors of SPI.

1.7 "Designated Fair Market Value" shall mean, in the case of a listed security, the closing price on the date of reference or, if there were no sales on such date, then the closing price on the nearest preceding day on which there were such sales, and, in the case of an unlisted security, the mean between the bid and asked prices on the date of reference or, if no such prices are available for such date, then the mean between the bid and asked prices on the nearest preceding day for which such prices are available.

1.8 "Effective Date" shall mean January 1, 2005.

1.9 "Eligible Securities and Other Property" shall mean cash; cash equivalents; stock, bonds, notes, and debentures, either listed on a national securities exchange or for which price quotations are published in newspapers of general circulation, including The Wall Street Journal; and mutual funds.

1.10 "Executive" shall mean Guy M. Cheramie.

1.11 "Internal Revenue Code" or "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.12 "Nonelective Deferral" shall mean the amount SPI determines to credit to Executive as deferred compensation for a given year, as described in Section 2.

1.13 "SPI" shall mean Sizeler Property Investors, Inc.

Section 2. Nonelective Deferrals

2.1 With respect to each calendar year beginning with 2005, SPI shall credit Executive's Account with an amount of compensation that is to be payable to Executive in the future, subject to the further provisions of this Section 2.

2.2 The amount of compensation to be credited to Executive's Account with respect to a given year shall be determined by the Committee but shall not be less than $12,500. As used in this Agreement, the term "Nonelective Deferral" shall mean the amount stated in the preceding sentence or such greater amount as the Committee may, from time to time, designate as the amount to be credited to Executive's Account under this Section 2 with respect to a given year.

2.3 The Nonelective Deferral for a given year shall be credited to Executive's Account as of January 1 of that year.

2.4 Notwithstanding the amount of Nonelective Deferrals credited to Executive's Account, the amount payable to Executive under this Agreement shall be subject to the provisions of Sections 3 and 4 of this Agreement regarding the imputation of investment experience and forfeitures.

Section 3. Executive's Account

3.1 SPI shall establish on its books for Executive an Account to which Executive's Nonelective Deferrals shall be credited.

3.2 The Committee shall adjust the balance credited to Executive's Account in accordance with Sections 3.3 through 3.5 below to reflect the imputation of investment experience to the Executive's Account.

3.3 The amount credited to the Account shall be deemed to have been invested and reinvested from time to time in such Eligible Securities and Other Property as Executive shall designate. The Eligible Securities and Other Property designated by Executive shall be deemed to have been purchased, sold, or held for the Account in accordance with Executive's investment designations.

3.4 Except as provided in Section 3.5, the following principles shall apply to the adjustment of the Account:

(a) In the case of any purchase, the Account shall be charged with a dollar amount equal to the quantity and kind of each security deemed to have been purchased multiplied by the Designated Fair Market Value of such security on the date of reference and shall be credited with the quantity and kind of each security so deemed to have been purchased

(b) In the case of any sale, the Account shall be charged with the quantity and kind of each security deemed to have been sold and shall be credited with a dollar amount equal to the quantity and kind of each security deemed to have been sold multiplied by the Designated Fair Market Value of such security on the date of reference.

(c) The Account shall be charged with amounts equal to the brokerage fees and stock transfer taxes the Committee determines would have been incurred in connection with such transactions.

(d) The Account shall be credited with dollar amounts equal to cash dividends paid from time to time upon the securities deemed to be held in the Account. Dividends shall be credited as of the payment date. The Account shall similarly be credited with interest payable on interest bearing securities deemed to be held in the Account. Interest shall be credited as of the payment date, except that, in the case of the purchase of interest bearing securities, the Account shall be charged with the dollar amount of interest accrued to the date of purchase and, in the case of sales, the Account shall be credited with the dollar amount of interest accrued to the date of sale.

(e) The Account shall be equitably adjusted to reflect stock dividends, stock splits, recapitalizations, mergers, consolidations, reorganizations, and other changes affecting securities and other property deemed to be held in the Account.

(f) The Account shall be reduced by the amount of any payments to Executive and his beneficiaries and by the amount of any forfeitures under this Agreement.

(g) As of any given date, the securities and other property deemed held in the Account shall be valued at their Designated Fair Market Value.

3.5 SPI may, but shall not be required to, purchase, hold, or dispose of any of the securities or other property designated by Executive. If SPI does elect to purchase, hold, and dispose of such securities and other property in a manner that parallels Executive's investment designations, or if SPI causes any trust described in Section 6.3 to do so, the following principles shall apply to the adjustment of the Account.

(a) Purchases; sales; receipts of dividends, interest, and other amounts of income and proceeds of sales with respect to such securities and other property; disbursements including payments of expenses, payments to Executive and his beneficiaries, and forfeitures under this Agreement; and other transactions with respect to such securities and other property shall be reflected in the Account at their actual dollar amounts on a cash or accrual basis, as the Committee determines appropriate.

(b) The Account shall be charged with brokerage fees, brokerage account expenses, and stock transfer taxes with respect to such transactions, but with no other costs or expenses except such reasonable costs and expenses as SPI or a trustee described in Section 6.3 incurs to secure, protect, or enforce its rights in or to collect income with respect to such securities and other property, provided that similar costs and expenses would be incurred by a prudent investor familiar with such matters acting under like circumstances, and provided further that fees and expenses paid to a trustee described in Section 6.3 shall not be charged against the Account.

(c) As of any given date, the securities and other property held with respect to the Account shall be valued at their Designated Fair Market Value, or, if SPI or a trustee has engaged a custodian or brokerage firm to hold such securities and other property, at their fair market value as determined by the custodian or brokerage firm in the normal course of its business.

(d) Notwithstanding any other provision of this Agreement, to the extent the Company or a trustee does purchase any of the securities or other property designated by Executive, the same shall remain the sole property of the Company, or the trustee, subject to the claims of the Company's general creditors, and shall not be deemed to form part of the Account.

3.6 The Committee shall, on a periodic basis, deliver to Executive a written report of the adjusted value of the Executive's Account. The report shall show all deemed transactions occurring with respect to securities and other property deemed to be credited to the Account, including the deemed purchase, collection, and sale of investments, the income, gains, and losses deemed realized, the cost and fair market value of all securities and other property deemed to be on hand at the close of the period, and all disbursements deemed made during the period including payment of expenses, payments to Executive and his beneficiaries, and forfeitures under this Agreement.

(a) The report may be delivered to the Executive personally or by mail; delivery shall be complete five days after mailing. Upon the expiration of 30 days from the completion of the delivery of such report, the acts, transactions, adjusted value, and all other matters reflected in the report shall be deemed accepted by and conclusive and binding upon Executive, his beneficiaries, and his estate, except with respect to any matter with respect to which Executive has objected in writing to the Secretary of SPI within such 30-day period.

(b) If SPI or a trustee has engaged a custodian or brokerage firm to hold securities and other property acquired with respect to the Account, an accounting or report by such custodian or brokerage firm shall be deemed to be the Committee's report for purposes of this Agreement, except to the extent the Committee may inform Executive otherwise.

3.7 The Committee shall promulgate rules governing the manner in which Executive may make investment designations with respect to his Account, the frequency with which changes in investment designations may be made, and the time at which such designations and changes will be given effect.

3.8 Any payment to be made or amount to be forfeited under this Agreement shall be based on the adjusted value of the Executive's Account as of the business day immediately preceding payment or forfeiture.

Section 4. Vesting and Forfeitures

(a) Subject to Sections 4.2, 4.3, and 4.4, below: Executive's interest in his Account shall become vested at the rate of 2.7778 percent for each completed calendar month of Executive's employment with SPI, beginning with January, 2005. Executive's vested interest in his Account shall be recalculated at the end of each calendar month and shall be expressed as a percentage rounded to the nearest hundredth of one percent. For example:

If the date of Executive's termination of employment is:	His vested interest in his Account will be:
January 15, 2006 December 15, 2006 December 31, 2007	33.33 percent 63.89 percent 100.00 percent

4.2 Notwithstanding any other provision of this Agreement, should SPI terminate Executive's employment upon a determination by its Board of Directors that Executive has breached or neglected his duties to SPI, then Executive shall forfeit completely an amount from his Account equal to the Nonelective Deferral credited to the Account as of January 1 of the year of the termination. Executive's Account balance shall be reduced by the forfeiture required by this Section 4.2 before the application of the forfeiture provisions of Section 4.5.

4.3 Executive's interest in his Account shall automatically become fully vested upon Executive's death or disability, in either case while Executive is in the employ of SPI. Executive shall be considered disabled for purposes of this Agreement upon his qualification for benefits under any long term disability arrangement or policy maintained with respect to Executive's employment with SPI.

4.4 Executive's interest in his Account shall automatically become fully vested upon the termination of Executive's employment with SPI under Adverse Circumstances within 24 months following a Change in Control.

4.5 Upon the termination of Executive's employment with SPI before his interest in his Account is fully vested, Executive shall forfeit that portion of his Account in which his interest is not vested, and the balance credited to his Account shall be reduced accordingly.

4.6 Unless specifically amended by a written agreement executed by Executive and on behalf of SPI, this Section 4 shall continue to apply should Executive's employment with SPI continue notwithstanding the termination of this Agreement.

Section 5. Terms of Payment

5.1 Executive's vested interest in the amount credited to his Account shall be payable in accordance with this Section 5.

5.2 If Executive's employment with SPI terminates for any reason other than death, Executive shall be entitled to payment of his vested interest in his Account in whichever of the following forms Executive elects:

(a) Lump sum. Payment shall be made as soon as practicable following the termination of Executive's employment with SPI.

(b) Annual installments over a number of years elected by Executive but not to exceed ten years. Annual installment payments shall begin as soon as practicable following the termination of Executive's employment with SPI. The amount of each payment shall be calculated in a manner that the Committee in its discretion determines should result in approximately equal annual installments over the entire payment period.

5.3 Executive shall elect the form of payment within 30 days of the execution of this Agreement by filing with the Secretary of SPI a completed and executed election in the form prescribed by the Committee. Executive may not change or revoke an election made under this Section 5, except to the extent such change or revocation would not cause this Agreement to fail to meet the requirements of section 409A of the Internal Revenue Code. Should Executive not make an election within such 30-day period, Executive shall be deemed to have elected a lump sum payment.

5.4 Upon Executive's death before full payment of his vested interest in his Account has been made or begun, Executive's vested interest in his Account shall be paid or continue to be paid to the Executive's designated beneficiary in the form elected under Sections 5.2 and 5.3 above; provided, however, that Executive may elect, at the time and the manner described in Section 5.3 above, a different form of payment for amounts payable on account of Executive's death.

5.5 Executive may designate one or more primary and contingent beneficiaries to receive any amounts payable under this Agreement on his death. The designation of beneficiary shall be made in writing, shall not be effective unless filed with the Secretary of SPI before Executive's death, and may be changed or revoked at any time without notice to any beneficiary by the filing of a subsequent designation with the Secretary. If Executive designates more than one beneficiary, each shall share equally unless Executive specifies a different allocation or preference. If Executive fails to designate a beneficiary, or should no designated beneficiary survive him, payment shall be made to Executive's estate.

If a beneficiary entitled to payment should die after Executive's death but before receiving payment of the entire amount payable to him, the balance of any amounts payable shall be paid when due to the surviving beneficiary or beneficiaries designated by Executive in accordance with Executive's beneficiary designation. If there should be no designated beneficiaries surviving, the balance of such payments shall be paid when due to the executor or administrator of the last beneficiary to die.

5.6 Payments under this Agreement shall be subject to any applicable tax withholding as required under federal, state, and local law.

5.7 Notwithstanding any contrary provision of this Section 5, Section 9.1, or Section 9.2:

(a) If the termination of Executive's employment with SPI does not qualify as a separation from service, as that term is used under section 409A of the Internal Revenue Code, and the Executive is not disabled, as that term is defined under section 409A of the Code, then payment under Section 5.2 shall not be made or begin before Executive's separation from service with SPI.

(b) If Executive is a specified employee for purposes of section 409A of the Code, payment under Section 5.2 shall not be made or begin before the date that is six months after the date of Executive's separation from service, unless Executive dies before such date.

(c) The time or schedule of any payment under this Agreement may not be accelerated except to the extent such acceleration would not cause this Agreement to fail to meet the requirements of section 409A of the Internal Revenue Code.

SPI and Executive intend that this Agreement meet the requirements of section 409A of the Code for the deferral (until payment) of the income taxation of the compensation for which this Agreement provides, and this Agreement shall be construed accordingly. To the extent this Agreement is more restrictive than necessary to meet the requirements of section 409A of the Code, SPI and Executive reserve the right to amend this Agreement, provided such amendment would not cause the Agreement to fail to meet those requirements.

Section 6. Source of Payments

6.1 SPI shall not establish any special fund nor issue any notes or securities with respect to Executive's Account. Any credit entries made to Executive's Account constitute a mere promise by SPI to make payments to Executive, his beneficiary, or his estate subject to and in accordance with this Agreement, from the general assets of SPI, when the payments become due.

6.2 Nothing contained in this Agreement shall create a trust or create a fiduciary relationship of any kind between SPI and Executive. To the extent that any person acquires a right to receive payments from SPI under this Agreement, such right shall be no greater than the right of any unsecured general creditor of SPI.

6.3 SPI may, in its discretion, enter into an agreement with a trustee and establish a trust to which SPI may make contributions, with the intent that the assets of the trust would assist SPI in meeting its obligations under this Agreement. However, the assets of any such trust shall be subject to the claims of SPI's creditors.

6.4 SPI and Executive acknowledge it is their intent and they agree that for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and for purposes of the Internal Revenue Code of 1986, as amended, and for all other purposes, this Agreement and any trust that SPI may establish in connection with this Agreement constitute an unfunded arrangement maintained for the purpose of providing deferred compensation for an individual who is a member of a select group of management or highly compensated employees.

Section 7. Certain Additional Payments by SPI.

7.1 Payment Subject to Excise Tax. If it shall be determined that any payment or distribution made, or benefit provided, by SPI to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a "Payment") would be subject to the excise tax imposed by section 4999 of the Code (or any similar excise tax) or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are referred to collectively as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any Excise Tax, income tax, or payroll tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the Payments.

7.2 Determination of Gross-Up Payment. Subject to the provisions of Section 7.3, all determinations required to be made under this Section 7, including the determination of whether a Gross-Up Payment is required and of the amount of any such Gross-Up Payment, shall be made by tax counsel selected by the independent public accounting firm then retained by SPI to audit its financial statements and acceptable to SPI ("Tax Counsel"), which shall provide detailed supporting calculations to both SPI and Executive within 15 business days of the date of termination of Executive's employment, if applicable, or such earlier time as is requested by SPI, provided that any determination that an Excise Tax is payable by Executive shall be made on the basis of substantial authority. SPI shall pay the initial Gross-Up Payment, if any, as determined pursuant to this Section 7.2, to Executive within five business days of the receipt of Tax Counsel's determination. If Tax Counsel determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that he has substantial authority not to report any Excise Tax on his Federal income tax return. Any determination by Tax Counsel meeting the requirements of this Section 7.2 shall be binding upon SPI and Executive; subject only to payments pursuant to the following sentence based on a determination that additional Gross-Up Payments should have been made, consistent with the calculations required to be made under this Section 7 (the amount of such additional payments, including any interest and penalties, are referred as the "Gross-Up Underpayment"). If SPI exhausts its remedies pursuant to Section 7.3, and Executive is required to make a payment of any Excise Tax, Tax Counsel shall determine the amount of the Gross-Up Underpayment that has occurred and SPI shall promptly pay any such Gross-Up Underpayment to or for the benefit of Executive. SPI shall pay the fees and disbursements of Tax Counsel.

7.3 SPI Remedies with Respect to IRS Claim. Executive shall notify SPI in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by SPI of a Gross-Up Underpayment. Such notification shall be given as soon as practicable but not later than ten business days after Executive receives written notice of such claim and shall apprise SPI of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim before the last day of the 30-day period following the date on which he gives such notice to SPI (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If SPI notifies Executive in writing before the last day of such period that it desires to contest such claim and that it will bear the costs and provide the indemnification as required by this sentence, Executive shall:

(i) give SPI any information reasonably requested by SPI relating to such claim,

(ii) take such action in connection with contesting such claim as SPI shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by counsel reasonably selected by SPI and reasonably satisfactory to Executive,

(iii) cooperate with SPI in good faith in order effectively to contest such claim, and

(iv) permit SPI to participate in any proceedings relating to such claim;

provided, however, that SPI shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax, income tax, or payroll tax, including interest and penalties, imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 7.3, SPI shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts, as SPI shall determine; provided, however, that if SPI directs Executive to pay such claim and sue for a refund, SPI shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an aftertax basis, from any Excise Tax, income tax, or payroll tax, including interest or penalties, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due shall be limited solely to such contested amount, unless Executive agrees otherwise. Furthermore, SPI's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. If SPI has notified Executive that it desires to contest such an IRS claim but fails to pursue the contest in good faith, or fails to pay the costs and expenses of the contest, or, in the case SPI has directed Executive to pay the tax claimed and sue for a refund, fails to advance the amount of such payment to Executive, then SPI shall forfeit its right to control the proceedings taken in connection with such contest and Executive may, in his discretion, assume control of such proceedings, provided, however, that Executive's assumption or failure to assume control of such proceedings shall not negate SPI's obligation to make a Gross-Up Underpayment; to bear and pay all costs and expenses (including additional interest and penalties) incurred in connection with such contest; and to indemnify Executive, on an after-tax basis, for any Excise Tax, income tax, or payroll tax, including interest and penalties, imposed as a result of such payment of costs and expenses.

7.4 Repayment of Advance from Refund. If, after the receipt by Executive of an amount advanced by SPI pursuant to Section 7.3, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to SPI's complying with the requirements of Section 7.3) promptly pay to SPI the amount of such refund (together with any interest paid or credited on the amount of the refund after taxes applicable to such interest). If, after the receipt by Executive of an amount advanced by SPI pursuant to Section 7.3 a determination is made that Executive shall not be entitled to any refund with respect to such claim and SPI does not notify Executive in writing within 30 days after such determination of its intent to contest such denial of refund, then any obligation of Executive to repay such advance shall be forgiven and the amount of such advance shall offset the amount of Gross-Up Underpayment required to be paid.

7.5 Deferred Gross-Up Payment. Notwithstanding the provisions of Section 7.2, if any Payment to which an Excise Tax relates shall not be payable or distributable before the date the initial Gross-Up Payment is due pursuant to Section 7.2, then the Gross-Up Payment attributable to such Payment shall be paid to Executive within five business days of the date of such Payment.

7.6 Reduction in Severance Benefit If Net After-Tax Benefit from Gross-Up Not More than $5,000. Notwithstanding any other provision of this Section 7, if the Net After-Tax Benefit (as defined below) Executive would realize after receipt of the Gross-Up Payment would not exceed by more than $5,000 the Net After-Tax Benefit Executive would realize if the parachute payments (within the meaning of section 280G of the Code) to which Executive is entitled ("Parachute Payments") were reduced to the extent required, in the opinion of Tax Counsel, to prevent subjection of any part of the remaining Parachute Payments to the Excise Tax, then Executive shall not be entitled to the Gross-Up Payment and his Parachute Payments shall be so reduced. SPI shall determine which elements of the Parachute Payments shall be reduced to conform to the provisions of this paragraph. Any determination made by Tax Counsel pursuant to this paragraph shall be conclusive and binding on Executive; subject only to a determination under the provisions of Section 7.7 that an Excise Tax is payable. "Net After-Tax Benefit" shall mean the sum of the Parachute Payments payable to Executive under this Agreement and all other plans, practices, policies, or programs of SPI, reduced by the federal, state, and local income taxes payable with respect to the Parachute Payments and by any Excise Tax imposed on Executive with respect to the Parachute Payments.

7.7 Restoration of Reduction and Gross-Up Payment If Excise Tax Due. If after Executive's Parachute Payments have been reduced pursuant to Section 7.6, Executive receives a claim by the Internal Revenue Service that, if successful, would require payment of an Excise Tax, then Executive shall notify SPI in writing as soon as practicable but not later than ten business days after Executive receives written notice of the claim and shall apprise SPI of the nature of the claim and the date on which the claim is requested to be paid. The provisions of Sections 7.3 and 7.4 shall then apply (except that the term "Excise Tax" shall be substituted for the term "Gross-Up Payment" in the last sentence of Section 7.3). If SPI exhausts its remedies pursuant to Section 7.3, and Executive is required to make a payment of any Excise Tax, SPI shall promptly pay to Executive the amount by which his Parachute Payments were reduced pursuant to Section 7.6; Executive shall be entitled to receive a Gross-Up Payment pursuant to Section 7.1; Tax Counsel shall determine the amount of the Gross-Up Payment pursuant to Section 7.2; and SPI shall pay the fees and disbursements of Tax Counsel.

Section 8. Prohibition Against Assignment

8.1 Except to the extent required by law, the right of Executive or any beneficiary to payment of Executive's vested interest in his Account shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of Executive or beneficiary.

Section 9. Amendment and Termination

9.1 This Agreement may be amended or terminated at any time by resolution of the Board of Directors of SPI, but no such amendment or termination shall adversely affect Executive's rights with respect to the amounts previously credited to his Account. Furthermore, no amendment or termination shall adversely affect Executive's rights or potential rights under Section 7 to the extent those rights relate to a Change in Control that occurred before the amendment or termination.

9.2 This Agreement shall terminate automatically, and Executive's interest in his Account shall become fully vested, upon the liquidation or dissolution of SPI. Payment of Executive's Account shall be made to him or, if Executive is deceased, his beneficiary, in a lump sum as soon as practicable following such liquidation or dissolution.

Section 10. Dispute Resolution

10.1 Executive and SPI agree that if any claim, dispute, or controversy ("Dispute") arises with respect to the interpretation or operation of this Agreement and if the Dispute cannot be resolved by negotiation, they will attempt in good faith to resolve the Dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association ("AAA") before resorting to litigation or some other dispute resolution procedure. If either party initiates mediation by filing with the AAA a submission to mediation or a written request for mediation, the expense of the initial AAA filing fee paid by the initiating party will be shared equally by both parties.

10.2 No party shall commence litigation to resolve a Dispute unless mediation has occurred. If litigation occurs, the parties agree that the litigation will be initiated and conducted in courts of the State of Louisiana within Jefferson Parish or, if federal courts have jurisdiction over the dispute, in the United States District Court for the Eastern District of Louisiana.

10.3 SPI shall pay to Executive an amount equal to all reasonable legal fees and expenses incurred by Executive in seeking to obtain or enforce any right or benefit provided by this Agreement, provided that it is determined that Executive is entitled to payment under this Agreement by a final judgment, order, or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected).

Section 11. Miscellaneous

11.1 Nothing contained in this Agreement shall be deemed to create a contract of continuing employment between SPI and Executive.

11.2 The Committee shall administer this Agreement in accordance with the Agreement's terms and shall have full power and authority necessary or appropriate for carrying out its duties. The Committee shall have the full power to establish any rules and procedures it finds appropriate for the administration of this Agreement. The Committee may correct any defect or reconcile any inconsistency in the Agreement to the extent the Committee finds it necessary to carry out the purposes of the Agreement. The Committee shall have full power and authority to interpret the Agreement and to decide all matters arising in connection with the administration of the Agreement. In exercising its power and authority, the Committee shall have complete discretion and its determinations shall be final.

11.3 Neither SPI nor the Committee nor any trustee described in Section 6.3 shall have any duty to question any investment designations of Executive or to make recommendations to Executive with respect to investment designations. Neither SPI nor the Committee nor any trustee described in Section 6.3 shall be liable for any reduction in the amount credited to Executive's Account that is the result of Executive's investment designations or a failure of Executive to make or change an investment designation.

Notwithstanding any other provision of this Agreement, Executive's investment designation shall not be given effect if the Committee in its discretion determines that such an investment would be unlawful or impracticable if actually made by SPI or a trustee or that such designation does not involve Eligible Securities and Other Property.

11.4 The provisions of this Section 11.4 shall apply notwithstanding any contrary provisions of Section 3.

(a) Upon Executive's death, Executive's beneficiary or beneficiaries to the extent of their interests, or, if Executive fails to designate a beneficiary or no beneficiary survives him, the executor or administrator of Executive's estate, shall succeed to Executive's right to make investment designations with respect to the Account, and all references to Executive in Section 3 and Section 11.3 shall be interpreted as references to the beneficiary, beneficiaries, executor, or administrator, as appropriate.

(b) If, in the Committee's opinion, Executive or a beneficiary entitled to make investment designations under this Agreement is under a legal disability or incapacitated in any way so as to be unable to manage his financial affairs, and if the Committee determines that a legal representative of Executive or his beneficiary is authorized to make such designations on behalf of Executive or his beneficiary, then such legal representative shall be considered the Executive or beneficiary for all purposes of Section 3 and Section 11.3.

(c) If, in the situation described in paragraph (b) (involving the Executive's legal disability or incapacity), the Committee determines that no legal representative is authorized to make such designations on behalf of Executive or his beneficiary, then neither the Committee nor SPI nor any trustee shall be under any obligation to take any action with respect to the investment designations in effect with respect to the Account. However, in such a situation, the Committee may, from time to time, in its discretion, make investment designations on the Executive's behalf, but only from among the following types of Eligible Securities and Other Property: certificates of deposit or interest bearing accounts in banks, savings banks, or savings and loan associations; obligations of the United States government and obligations guaranteed as to principal and interest by the United States government; obligations of a state, a territory, or a possession of the United States, or of any political subdivision of any of the foregoing, or of the District of Columbia; commercial paper, maturing and becoming due and payable within nine months of the date of purchase, and rated either Prime-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Corporation; and cash deposit accounts. Neither the Committee, SPI, nor any trustee shall be liable to Executive, his beneficiary, or his estate for taking no action with respect to investment designations in effect with respect to the Account or for taking the action described in the preceding sentence.

11.5 No provision of this Agreement may be modified, waived, or discharged except by an instrument in writing executed by Executive and an authorized officer of SPI. A waiver by either party of any breach of, or compliance with, any condition or provision of this Agreement shall not be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, with respect to the subject matter of this Agreement have been made by either party that are not expressly set forth in this Agreement.

11.6 The validity, interpretation, construction, and performance of this Agreement shall be governed by the internal laws of the State of Louisiana, without regard to the principles of conflicts of law.

11.7 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity of any other provision of this Agreement, which shall remain in full force and effect.

11.8 This Agreement shall be binding on and inure to the benefit of SPI, its successors and assigns, Executive, and Executive's heirs, executors, administrators, and legal representatives.

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

SIZELER PROPERTY INVESTORS, INC.

By /s/ Thomas A. Masilla, Jr.

Thomas A. Masilla, Jr., President

/s/ Guy M. Cheramie

Guy M. Cheramie

Appendix

to

NONELECTIVE DEFERRED COMPENSATION AGREEMENT

Adverse Circumstances

"Adverse Circumstances" shall mean any of the following sets of circumstances surrounding the termination of Executive's employment with SPI after a Change in Control:

1. The termination or notice of termination of Executive's employment with SPI without Breach of Duty.

2. The assignment to Executive of any duties inconsistent with his status as an executive of SPI, the removal of Executive from the position he held before the Change in Control of SPI, or a substantial diminution in the nature or status of Executive's responsibilities from those in effect immediately before the Change in Control.

3. A reduction by SPI in Executive's annual base salary as in effect on the date immediately before the Change in Control or as the same may be increased from time to time.

4. Either the relocation of the executive office of SPI or the relocation of Executive's individual office in Kenner, Louisiana, to a location outside of the New Orleans Standard Metropolitan Statistical Area (SMSA) so as to require Executive to be based anywhere other than in the New Orleans SMSA except for required travel on the business of SPI and its Subsidiaries to an extent substantially consistent with Executive's present business travel obligations.

Breach of Duty

"Breach of Duty" shall mean a determination by two-thirds of SPI's Continuing Directors of Executive's willful breach of duty in the course of his employment that is demonstrably and materially injurious to SPI, monetarily or otherwise, or that Executive neglected his employment duties. For purposes of this Appendix, no act, or failure to act, on Executive's part shall be deemed willful unless done, or omitted to be done, in bad faith and without Executive's reasonable belief that the action or omission was in the best interest of SPI. Notwithstanding the foregoing, Executive's employment shall not be deemed to have terminated for Breach of Duty unless and until there shall have been delivered to him a copy of a resolution duly adopted by the requisite vote of the Continuing Directors at a meeting of the Continuing Directors (as defined under the definition of Change in Control) called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Continuing Directors), finding that in the good faith opinion of the Continuing Directors Executive was guilty of conduct set forth above in this paragraph and specifying the particulars of such conduct in detail.

Change in Control

"Change in Control" shall mean:

1. On or after the date of execution of this agreement, any person (which, for all purposes this definition of Change in Control, shall include, without limitation, an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate and a trustee, executor, administrator or other legal representative) (a "Person") or any group of two or more Persons acting in concert who or that becomes the beneficial owner, directly or indirectly, of securities of SPI representing, or acquires the right to control or direct, or to acquire through the conversion of securities or the exercise of warrants or other rights to acquire securities, 25 percent or more of the combined voting power of SPI's then outstanding securities; provided that for the purposes of this agreement, (i) "voting power" means the right to vote for the election of directors, and (ii) any determination of percentage of combined voting power shall be made on the basis that all securities beneficially owned by the Person or group or over which control or direction is exercised by the Person or group that are convertible into securities carrying voting rights have been converted (whether or not then convertible) and all options, warrants, or other rights that may be exercised to acquire securities beneficially owned by the Person or group or over which control or direction is exercised by the Person or group have been exercised (whether or not then exercisable), and no such convertible securities have been converted by any other Person and no such options, warrants, or other rights have been exercised by any other Person and provided further that "Person" shall not include SPI, any Subsidiary of SPI, any employee benefit plan of SPI or any Subsidiary of SPI, any entity holding shares of Common Stock organized, appointed, or established by SPI or any of its Subsidiaries for or pursuant to the terms of any such plan, Sidney W. Lassen, together with his spouse, descendants, and any trust established for the benefit of Sidney W. Lassen, his spouse, and descendants or any one or more of them, or SRC; or

2. at any time subsequent to the date of execution of this agreement there shall be elected or appointed to the Board any director or directors whose appointment or election to the Board or nomination for election by SPI's stockholders was not approved by a vote of at least a majority of the directors then in office who were directors on the date of execution of this agreement or whose election or appointment or nomination for election was previously so approved ("Continuing Directors"); or

3. a reorganization, merger, consolidation, combination, corporate restructuring, or similar transaction (an "Event"), in each case, in respect of which the beneficial owners of the outstanding SPI voting securities immediately prior to such Event do not, following such Event, beneficially own, directly or indirectly, more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of SPI and any resulting Parent in substantially the same proportions as their ownership, immediately prior to such Event, of the outstanding SPI voting securities.

4. For the purposes of the definition of Change in Control:

"Common Stock" shall mean the common stock, par value $.0001 per share, of SPI.

"Parent" shall mean any entity that directly or indirectly through one or more entities owns or controls more than 50 percent of the voting stock or Common Stock of SPI.

"Subsidiary" shall mean any entity 50 percent or more of the equity securities of which is owned or controlled, directly or indirectly, by SPI.